EXHIBIT 99.1

Rockwell Medical Reports Second Quarter Results

WIXOM, Mich., Aug. 08, 2016 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (NASDAQ:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, reported results for the second quarter of 2016.

Q2 2016 Financial Highlights

  Sales were $13.5 million, or 3.8% higher than Q2 2015.
  Gross profit was $1.5 million compared to $2.1 million in Q2 2015, due to a $0.5 million increase in manufacturing and regulatory compliance costs.
  SG&A expense was $5.0 million compared $3.8 million in Q2 2015.
  R&D expense was $2.1 million compared to $0.9 million in Q2 2015.
  Net loss was $5.4 million or ($0.11) per share compared to a $2.5 million loss or ($0.05) per share in Q2 2015.
  Sequential net loss was at the same level as in Q1 2016.
  Cash and investments were $64.4 million as of June 30, 2016.
  Net working capital was $74.8 million as of June 30, 2016.

YTD 2016 Financial Highlights

  Sales were $27.1 million, compared to $26.8 million in the first half of 2015.
  Gross profit was $3.2 million compared to $4.4 million in the first half of 2015.
  Gross profit was impacted by drug manufacturing and regulatory compliance costs plus value add tax paid on the $4.0 million Triferic® license agreement payment received from Wanbang Biopharma in Q1 2016.
  SG&A expense was $10.0 million compared $9.2 million in the first half of 2015.
  R&D expense was $3.4 million compared to $1.7 million in the first half of 2015.
  Net loss was $10.2 million or ($0.20) per share versus $6.2 million or ($0.12) per share in 2015.

YTD Corporate Highlights

  Received FDA approval to market Triferic® powder packet; this will be commercially available in the near-term.
  Partnered with Wanbang Biopharma to commercialize Triferic and Calcitriol in the People's Republic of China, receiving up to $39 million in milestone payments and ongoing profit on commercial product sales in China.
  Completed manufacture of additional Calcitriol batches, setting expectation for near term commercial launch in the U.S.

Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell stated, “We continue to make very good progress in our efforts to obtain the appropriate add-on reimbursement for Triferic®, and we feel we are moving closer to our goal of securing it. Many stakeholders have aided us and strongly support add-on reimbursement for Triferic®.  At the same time, we continue to work diligently at educating patients and customers about Triferic® and its benefits. Additionally, we continue to advance Triferic® clinical development work for the renal application outside the U.S. and other indications and presentations. We are pleased with our clinical development progress as well as with our broader manufacturing and supply capabilities, including additional presentations of Triferic®.”

Conference Call Information
Rockwell Medical will be hosting a conference call to review its second quarter 2016 results on Monday, August 8, 2016 at 4:30 pm ET.  Investors are encouraged to call a few minutes in advance at (888) 576-4391, or for international callers (719) 457-2552, passcode # 9343877 or to listen to the call via webcast at the Rockwell Medical IR web page:  http://ir.rockwellmed.com/

About Triferic
Triferic is a unique iron replacement product that is delivered to hemodialysis patients via dialysate, replacing the ongoing iron loss that occurs during their dialysis treatment. Triferic is added to the bicarbonate concentrate on-site at the dialysis clinic. Once in dialysate, Triferic crosses the dialyzer membrane and enters the blood where it immediately binds to transferrin and is transported to the erythroid precursor cells to be incorporated into hemoglobin. In completed clinical trials, Triferic has demonstrated that it can effectively deliver sufficient iron to the bone marrow and maintain hemoglobin, without increasing iron stores (ferritin). Please visit www.triferic.com or call Rockwell Medical at 800-449-3353 for more information.

About Rockwell Medical
Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s recent FDA approved drug Triferic is indicated for iron replacement and maintenance of hemoglobin in hemodialysis patients. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials, Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market.

Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three manufacturing/distribution facilities located in the U.S.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to sell and market Calcitriol and Triferic. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Triferic® is a registered trademark of Rockwell Medical, Inc.

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three and six months ended June 30, 2016 and June 30, 2015
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Sales	$13,452,517	$12,955,576	$27,079,565	$26,839,537
Cost of Sales	11,962,989	10,889,619	23,895,111	22,461,237
Gross Profit	1,489,528	2,065,957	3,184,454	4,378,300
Selling, General and Administrative	5,014,370	3,835,596	10,001,111	9,161,357
Research and Product Development	2,063,324	885,259	3,377,754	1,684,850
Operating Income (Loss)	(5,588,166)	(2,654,898)	(10,194,411)	(6,467,907)
Interest and Investment Income, net	227,020	118,151	413,582	231,966
Income (Loss) Before Income Taxes	(5,361,146)	(2,536,747)	(9,780,829)	(6,235,941)
Income Tax Expense	-	-	404,527	-
Net Income (Loss)	$(5,361,146)	$(2,536,747)	$(10,185,356)	$(6,235,941)

Basic Earnings (Loss) per Share	($0.11)	($0.05)	($0.20)	($0.12)

Diluted Earnings (Loss) per Share	($0.11)	($0.05)	($0.20)	($0.12)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of June 30, 2016 and December 31, 2015
(Unaudited)

	June 30,	December 31,
ASSETS	2016	2015
Cash and Cash Equivalents	$23,821,780	$31,198,182
Investments Available for Sale	40,612,423	39,482,732
Accounts Receivable, net of a reserve of $37,000 in 2016 and $75,000 in 2015	7,590,137	5,046,733
Inventory	11,009,676	7,871,780
Other Current Assets	943,173	1,026,889
Total Current Assets	83,977,189	84,626,316

Property and Equipment, net	1,561,913	1,646,568
Intangible Assets	82,351	165,657
Goodwill	920,745	920,745
Other Non-current Assets	600,687	462,839
Total Assets	$87,142,885	$87,822,125

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable	$4,976,192	$3,995,216
Accrued Liabilities	4,122,854	3,831,356
Customer Deposits	79,822	264,879
Total Current Liabilities	9,178,868	8,091,451

Deferred License Revenue	20,333,845	17,410,852

Shareholders’ Equity:
Common Shares, no par value, 51,526,877 and 51,501,877 shares issued and outstanding	263,073,468	257,773,494
Accumulated Deficit	(204,723,532)	(194,538,176)
Accumulated Other Comprehensive Income	(719,764)	(915,496)
Total Shareholders’ Equity	57,630,172	62,319,822
Total Liabilities And Shareholders' Equity	$87,142,885	$87,822,125

ROCKWELL MEDICAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2016 and June 30, 2015
(Unaudited)

	2016	2015

Cash Flows From Operating Activities:
Net (Loss)	$(10,185,356)	$(6,235,941)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	395,990	408,327
Share Based Compensation- Employees	5,222,723	4,994,272
Restricted Stock Tendered in Satisfaction of Tax Liabilities	-	(2,912,859)
Loss on Disposal of Assets	258	2,424
(Gain) on Sale of Investments Available for Sale	(3,302)	-

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(2,543,404)	533,187
(Increase) in Inventory	(3,137,896)	(2,394,836)
(Increase) in Other Assets	(54,132)	(338,954)
Increase (Decrease) in Accounts Payable	980,981	(974,672)
Increase (Decrease) in Other Liabilities	106,441	(1,797,325)
Deferred License Revenue	2,922,993	(986,454)
Changes in Assets and Liabilities	(1,725,017)	(5,959,054)
Cash (Used In) Operating Activities	(6,294,704)	(9,702,831)

Cash Flows From Investing Activities:
Purchase of Investments Available for Sale	(9,259,648)	(20,300,000)
Sale of Investments Available for Sale	8,328,987	-
Purchase of Equipment	(229,287)	(208,613)
Proceeds from Sale of Assets	1,000	4,800
Cash Provided By (Used In) Investing Activities	(1,158,948)	(20,503,813)

Cash Flows From Financing Activities:
Proceeds from the Issuance of Common Shares	77,250	1,552,068
Cash Provided By Financing Activities	77,250	1,552,068

Increase (Decrease) In Cash	(7,376,402)	(28,654,576)
Cash At Beginning Of Period	31,198,182	65,800,451
Cash At End Of Period	$23,821,780	$37,145,875

Michael Rice, Investor Relations; 646-597-6979